COMPANY CONTACT:
                                          Checkpoint Systems, Inc.
                                          Craig Burns
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer
                                          (856) 848-1800
                                     INVESTOR RELATIONS CONTACTS:
                                          Christine Mohrmann, Jim Olecki
                                          Financial Dynamics
                                          (212) 850-5600

FOR IMMEDIATE RELEASE


                  CHECKPOINT SYSTEMS EXPANDS BOARD OF DIRECTORS


Thorofare, New Jersey, January 4, 2005 - Checkpoint Systems, Inc. (NYSE: CKP) Checkpoint Systems, Inc. (NYSE: CKP) today announced the appointment of Harald Einsmann, Ph.D. to its Board of Directors. This appointment expands the number of the Checkpoint Systems' directors to eleven, comprised of eight outside independent directors and three inside directors.

Dr. Einsmann has nearly 30 years of experience in the European consumer goods market. He currently serves as an Operating Partner and a member of the Board of Directors/Investment Committee of EQT, a leading European Private Equity Group sponsored by the Wallenberg group of Scandinavia (which includes, among others, Erickson Telephones, ABB Engineering, Astra Zeneca and Gambro Pharmaceuticals, SEB Bank, Scania Trucks). In addition, Dr. Einsmann serves on the Boards of Tesco Plc, in the United Kingdom, Carlson Group in the United States, (which includes, among others, Radisson Hotels, Radisson Seven Seas Cruise Ships, Thank God It's Friday Restaurants), and StoraEnso AB in Scandinavia, one of the world's largest forest and paper product companies.

Prior to his tenure at EQT, Dr. Einsmann held senior management positions, as well as a seat on the Worldwide Board at Procter and Gamble, one of the word's largest manufacturers and marketers of consumer products. Before leaving in 1999, Dr. Einsmann served as Procter & Gamble's President Europe, Middle East and Africa, and increased revenues from the seventy- six countries in these regions to $13 billion, growing net after tax profits 23% per year, every year, for fifteen years to $1.3 billion.

Dr. Einsmann is a graduate of the Hamburg and Heidelberg Universities in Germany where he received an MBA and a doctorate in Business Administration, Economics and Law. He was also a Fulbright scholar at the University of Florida, Gainesville, earning a Ph.D., with a thesis about the impact of the European Union on several U.S. industries.

"We are very pleased to welcome Harald to Checkpoint's Board of Directors," commented George W. Off, Chairman and Chief Executive Officer. "Harald's wealth of industry knowledge and experience in the European consumer goods marketplace complements the strengths of our Board and management, and we look forward to benefiting from his international perspective as we pursue our strategic objectives."

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs, and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.